Exhibit 99.1

Press Release For Immediate Release

Investor Relations Contact:	Media Relations Contact:
Will Davis	Stacey Giglio
+1 917-519-6994	+1 321-525-4607
wdavis@gogoair.com	sgiglio@gogoair.com

Gogo Announces Fourth Quarter and Full Year 2025 Results

Total Q4 Revenue of $230.6 million, up 67% Year-over-Year; Service Revenue of $191.9 million, up 61% Year-over-Year

Full Year Results at High End of 2025 Guidance Range for Revenue, Adjusted EBITDA and Free Cash Flow

Gogo Galileo and 5G Expected to Ramp in 2026

Company Provides 2026 Financial Guidance

BROOMFIELD, Colo. - February 27, 2026 – Gogo Inc. (NASDAQ: GOGO) (“Gogo” or the “Company”), a leading global provider of broadband connectivity services for the business and military/government aviation markets, today announced its financial results for the quarter ended December 31, 2025 and full year results for 2025. Fourth quarter and full year 2025 financial results for Gogo include the impact of the acquisition of Satcom Direct, LLC and certain of its affiliates and subsidiaries (collectively, "Satcom Direct"), which closed on December 3, 2024. Except in the case of pro-forma results for 2024, 2024 results exclude the impact of Satcom Direct before December 3, 2024.

Q4 2025 Financial and Operating Highlights

•
Total revenue of $230.6 million increased 67% compared to Q4 2024 and 3% compared to Q3 2025. Total revenue increased 3% compared to Q4 2024 pro-forma revenue of $224.9 million.
o
Service revenue of $191.9 million increased 61% compared to Q4 2024 and 1% compared to Q3 2025.
o
Equipment revenue of $38.7 million increased 104% compared to Q4 2024 and increased 15% compared to Q3 2025.
•
Q4 equipment units shipped for Galileo, Gogo's new cutting-edge Low Earth Orbit ("LEO") satellite broadband service, totaled 158, up 80% compared to Q3 2025. Galileo shipments in 2025 totaled 318.
•
ATG equipment units sold in Q4 totaled 472, an all-time record and were up 8% compared to Q3 2025.
o
AVANCE units sold(1) in Q4 totaled 175, a decrease of 16% compared to both Q4 2024 and Q3 2025.
o
C-1 units sold in Q4 totaled 297, an increase of 30% compared to Q3 2025. Cumulative C-1 units sold reached 736. Gogo's C-1 solution is a simple box swap designed to allow connectivity for Classic ATG customers on Gogo's new LTE network which is expected to come online in 2026.

•
Total AVANCE ATG aircraft online (“AOL”)(1) as of December 31, 2025, grew to 4,956, an increase of 8% compared to December 31, 2024 and 1% compared to September 30, 2025. C-1 AOL reached 330 as of December 31, 2025, an increase from 101 as of September 30, 2025. Total ATG AOL(1) of 6,402 decreased 9% compared to December 31, 2024 and 2% compared to September 30, 2025.
o
AVANCE units comprised approximately 77% of total ATG AOL as of December 31, 2025, up from 65% as of December 31, 2024 and up from 75% as of September 30, 2025.
•
Average Monthly Connectivity Service Revenue per ATG aircraft online (“ARPU”)(1) for the fourth quarter was $3,378, a decrease of 3% compared to Q4 2024 and 1% compared to Q3 2025.
•
Broadband GEO AOL(1) of 1,321 increased 6% compared to December 31, 2024 and decreased 2% compared to September 30, 2025.
•
Net income for the quarter was a negative $10.0 million, which includes a $10.0 million pretax accrual for litigation settlement costs, a $7.1 million pre-tax reduction to the earn-out accrual related to the Satcom Direct acquisition and a $4.0 million pre-tax charge to reflect the change in fair value of a convertible note held for investment. Net loss in Q4 2024 and Q3 2025 was $28.2 million and $1.9 million, respectively. The Q4 2024 net loss includes $46.8 million of pre-tax expense for Satcom Direct acquisition and integration-related costs.
•
Adjusted EBITDA(2) of $37.8 million, which includes approximately $0.9 million of operating expenses related to Gogo Galileo and 5G and excludes $1.5 million of acquisition and integration-related costs related to the Satcom Direct acquisition, increased 11% compared to Q4 2024 and decreased 33% compared to Q3 2025. Adjusted EBITDA includes $8.4 million of expense incurred in the quarter for ongoing litigation matters but excludes the aforementioned $10.0 million legal-related cost accrual taken in the period.
•
Net cash provided by (used in) operating activities was $8.5 million in Q4 2025 up from $(38.3) million in Q4 2024 and down from $46.8 million in Q3 2025.
o
Cash and cash equivalents decreased to $125.2 million as of December 31, 2025 compared to $133.6 million as of September 30, 2025 and increased from $41.8 million as of December 31, 2024.
o
Free Cash Flow(2) of $(4.9) million in Q4 2025 was up from $(39.6) million in the prior-year period and down from $30.6 million in Q3 2025. Free Cash Flow includes $17.1 million of cash outflow related to inventory build, primarily driven by Galileo equipment.

Full Year 2025 Highlights

•
Total revenue of $910.5 million increased 105% compared to 2024. Pro-forma revenue in 2025 increased 1.5% compared to 2024.
o
Service revenue of $774.4 million increased 113% compared to 2024.
o
Equipment revenue of $136.1 million increased 69% compared to 2024.
•
ATG ARPU(1) of 3,421, decreased 2% compared to 2024.
•
Net income of $12.9 million decreased from $13.7 million in 2024. Diluted earnings per share was $0.09 compared to $0.10 in 2024.
•
Adjusted EBITDA(2) of $217.8 million, which includes approximately $6.4 million of operating expenses related to Gogo Galileo and Gogo 5G and $16.4 million in litigation expense increased 53% compared to 2024.
•
Net cash provided by operating activities of $124.5 million in 2025 increased from $41.4 million in 2024.

o
Free Cash Flow(2) of $89.2 million in 2025 increased from $41.9 million in 2024.

Recent Company Highlights

•
Completed activation of the first Gogo 5G aircraft in December 2025. 5G network availability commenced in January 2026 with 5G service revenue beginning in Q1 2026.
•
Completed 35 Commercial Supplemental Type Certificates ("STCs”) for Gogo Galileo HDX and FDX in the United States, Europe, Brazil and Canada, with a total addressable market (“TAM”) of 4,000+ aircraft covering 34 aircraft models. Gogo expects 20 more STCs to be completed in the first half of 2026.
•
Received US Air Force Mobility approval to sell its Plane Simple® Ku-band hatch mounts for C-130 aircraft, with a TAM of over 1,000 airframes.

“A strong new product pipeline drives our expectation for a substantial increase in shipments and activations for Gogo Galileo and 5G in 2026,” said Chris Moore, CEO of Gogo. "These developments are a critical part of our transformation from purely a domestic ATG provider to a global ultra-high speed inflight connectivity provider serving both the Business Aviation and Military Government markets.”

“The winding down of new product investment, sustained cost synergies from the Satcom Direct acquisition and an expected strong ramp of new product revenue lead to 2026 Free Cash Flow guidance of 12% year-over-year growth at the midpoint,” said Zac Cotner, CFO of Gogo.

2026 Financial Guidance

Total revenue in the range of $905 million to $945 million, split ~80% service revenue and ~20% equipment revenue.

Adjusted EBITDA(2) in the range of $198 million to $218 million, which includes $3 million in strategic investments and $5 million of ongoing litigation expense.

Free Cash Flow(2) in the range of $90 million to $110 million. This includes $30 million slated for strategic investments in 2026, net of any FCC reimbursement.

Net capital expenditures of $20 million. This assumes $45 million in reimbursement from the FCC Reimbursement Program.

(1)
See "Key Operating Metrics" below.
(2)
See “Non-GAAP Financial Measures” below.

Conference Call

The Company will host its fourth quarter conference call on February 27, 2026 at 8:30 a.m. ET. A live webcast of the conference call, as well as a replay, will be available online on the Investor Relations section of the Company’s investor website at https://ir.gogoair.com.

4Q Earnings Call Webcast Link: https://edge.media-server.com/mmc/p/w9hjhoeh

Participants can use the below link to retrieve your unique conference ID to use to access the conference call.
https://register-conf.media-server.com/register/BIc15807b36e5144db8b6bf246751750b5

Non-GAAP Financial Measures

We report certain non-GAAP financial measurements, including Adjusted EBITDA and Free Cash Flow in the discussion above. Management uses Adjusted EBITDA and Free Cash Flow for business planning purposes, including managing our business against internally projected results of operations and measuring our performance and liquidity. These supplemental performance measures also provide another basis for comparing period-to-period results by excluding potential differences caused by non-operational and unusual or non-recurring items. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and Free Cash Flow are not recognized measurements under accounting principles generally accepted in the United States, or GAAP. When analyzing our performance with Adjusted EBITDA or liquidity with Free Cash Flow, as applicable, investors should (i) evaluate each adjustment in our reconciliation to the corresponding GAAP measure, and the explanatory footnotes regarding those adjustments, (ii) use Adjusted EBITDA in addition to, and not as an alternative to, net income (loss) attributable to common stock as a measure of operating results, and (iii) use Free Cash Flow in addition to, and not as an alternative to, consolidated net cash provided by (used in) operating activities when evaluating our liquidity. No reconciliation of the forecasted amounts of Adjusted EBITDA for fiscal 2026 is included in this release because we are unable to quantify certain amounts that would be required to be included in the corresponding GAAP measure without unreasonable efforts, due to high variability and complexity with respect to estimating certain forward-looking amounts, and we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors.

Key Operating Metrics

Our management regularly reviews financial and operating metrics, including the key operating metrics in this press release under "Supplemental Information - Key Operating Metrics," to evaluate the performance of our business and our success in executing our business plan, make decisions regarding resource allocation and corporate strategies, and evaluate forward-looking projections. Certain of these business metrics may be added, removed or updated from time to time as our business evolves.

Cautionary Note Regarding Forward-Looking Statements

Certain disclosures in this press release and related comments by our management include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our business outlook, industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future technologies, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release. Forward-looking statements are based on our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: our ability to continue to generate revenue from the provision of our connectivity and other service offerings; our development and fixed-price contracts; our reliance on our key OEMs and dealers for equipment sales; our dependence on single-source, third party satellite network providers; the impact of competition; our ability to maintain high-quality customer support; our reliance on third parties for equipment components and services; our participation in U.S. government contracts; our participation in non-U.S. government contracts; the finite useful life of satellites; the impact of global supply chain and logistics issues, tariffs and inflationary trends; the continued expansion of our business outside of the United States; foreign currency risk; our ability to recruit, train and retain highly skilled employees, and the loss of any key personnel; the impact of pandemics or other outbreaks of contagious diseases, and the measures implemented to combat them; the impact of adverse economic conditions; our ability to fully utilize portions of our deferred tax assets; the impact of attention to climate change, conservation measures and other sustainability-related matters; our ability to evaluate or pursue strategic opportunities; our ability to integrate Satcom Direct’s business, and the potential failure to realize or delay in realizing all of the anticipated benefits of the acquisition; the changes in executive management that occurred as part of the Satcom Direct acquisition; our ability to develop and deploy Gogo 5G, Gogo Galileo or other next generation technologies; our ability to maintain our rights to use our licensed 4Mhz of ATG spectrum in the United States and obtain rights to additional spectrum if needed; the impact of service interruptions or delays, cyberattacks, technology failures, equipment damage or system disruptions or failures; the impact of assertions by third parties of infringement, misappropriation or other violations; our ability to innovate and provide products and services; our ability to protect our intellectual property rights; risks associated with the use of artificial intelligence in our products and services; the impact of our use of open-source software; the impact of equipment failure or material defects or errors in our software; our ability to comply with applicable foreign ownership limitations; the impact of government regulation of communication networks, and the internet; the ongoing partial government shutdown; our possession and use of personal information; risks associated with participation in the FCC Reimbursement Program; our ability to comply with anti-bribery, anti-corruption and anti-money laundering laws; the extent of expenses, liabilities or business disruptions resulting from litigation; the impact of global climate change and legal, regulatory or market responses to it; the impact of the distribution of income among various jurisdictions in which we operate as well as changes in tax law or regulation on our U.S. and non-U.S. tax liabilities; the impact of changes in laws and regulations on U.S. government contractors; the impact of our substantial indebtedness; our ability to obtain additional financing to refinance or repay our existing indebtedness the impact of restrictions and limitations in the agreements and instruments governing our debt; the impact of an increase in interest rates; the impact of a substantial portion of our indebtedness being secured by substantially all of our assets; the impact of a substantial change in rating assigned by a rating agency; the volatility of our stock price; our ability to fully utilize our tax losses; the dilutive impact of future stock issuances; the impact of our stockholder concentration; our ability to fulfill the obligations of being a public company; the impact of an identified material weakness in our internal controls; the impact of certain provisions of our charter, bylaws, and Delaware law; and other factors listed under the caption “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2025 as filed with the Securities and Exchange Commission (“SEC”) on February 27, 2026 and in our subsequent quarterly reports on Form 10-Q as filed with the SEC.

Any one of these factors or a combination of these factors could materially affect our financial condition or future results of operations and could influence whether any forward-looking statements contained in this report ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Gogo

Gogo is the only multi-orbit, multi-band in-flight connectivity provider offering connectivity technology purpose-built for business and military/government mobility aviation. Its industry-leading product portfolio offers best-in-class solutions for all aircraft types, from small to large and heavy jets and beyond.

The Gogo offering uniquely incorporates Air-to-Ground technology and access to multiple satellite constellations to deliver consistent, global tip-to-tail connectivity through a sophisticated suite of software, hardware, and advanced infrastructure supported by a 24/7/365 in person customer support team.

Gogo consistently strives to set new standards for reliability, security and innovation and is shaping the future of inflight aviation to make it easier for every customer to stay connected.

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2025	2024	2025	2024
Revenue:
Service revenue	$191,860	$118,811	$774,393	$364,270
Equipment revenue	38,701	18,988	136,098	80,439
Total revenue	230,561	137,799	910,491	444,709
Operating expenses:
Cost of service revenue (exclusive of items shown below)	95,705	43,249	372,728	99,042
Cost of equipment revenue (exclusive of items shown below)	46,637	20,178	134,676	67,561
Engineering, design and development	14,065	15,493	56,143	44,772
Sales and marketing	13,426	12,150	55,841	38,020
General and administrative	30,731	63,655	116,741	125,071
Depreciation and amortization	15,805	7,229	60,279	18,972
Total operating expenses	216,369	161,954	796,408	393,438
Operating income (loss)	14,192	(24,155)	114,083	51,271
Other expense (income):
Interest income	(1,425)	(1,749)	(4,676)	(8,336)
Interest expense	17,567	12,238	68,217	38,431
Change in fair value of earnout liability	(7,100)	—	11,800	—
Other (income) expense, net	13,741	1,756	11,930	3,042
Total other expense	22,783	12,245	87,271	33,137
Income (loss) before income taxes	(8,591)	(36,400)	26,812	18,134
Income tax provision (benefit)	1,405	(8,187)	13,889	4,388
Net income (loss)	$(9,996)	$(28,213)	$12,923	$13,746

Net income (loss) attributable to common stock per share:
Basic	$(0.07)	$(0.22)	$0.10	$0.11
Diluted	$(0.07)	$(0.22)	$0.09	$0.10

Weighted average number of shares
Basic	$134,881	128,664	133,707	128,533
Diluted	$134,881	128,664	136,593	131,455

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$125,206	$41,765
Accounts receivable, net of allowances of $6,783 and $4,467, respectively	112,558	111,513
Inventories	98,853	97,934
Assets held for sale	26,253	16,625
Prepaid expenses and other current assets	69,039	55,256
Total current assets	431,909	323,093
Non-current assets:
Property and equipment, net	117,274	119,125
Intangible assets, net	248,818	275,331
Goodwill	193,187	184,831
Operating lease right-of-use assets	57,990	68,465
Investment in convertible note	—	4,207
Other non-current assets, net of allowances of $538 and $861, respectively	44,928	36,870
Deferred income taxes	209,666	217,309
Total non-current assets	871,863	906,138
Total assets	$1,303,772	$1,229,231
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$92,514	$67,231
Accrued liabilities	139,020	81,889
Deferred revenue	35,194	30,408
Current portion of long-term debt	2,500	2,500
Total current liabilities	269,228	182,028
Non-current liabilities:
Long-term debt	833,579	831,581
Non-current operating lease liabilities	55,772	68,178
Other non-current liabilities	44,064	78,120
Total non-current liabilities	933,415	977,879
Total liabilities	1,202,643	1,159,907
Stockholders’ equity
Common stock	13	14
Additional paid-in capital	1,288,294	1,460,270
Accumulated other comprehensive income	44	5,567
Treasury stock, at cost	—	(196,382)
Accumulated deficit	(1,187,222)	(1,200,145)
Total stockholders’ equity	101,129	69,324
Total liabilities and stockholders’ equity	$1,303,772	$1,229,231

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the Years Ended December 31,
	2025	2024
Operating activities:
Net income	$12,923	$13,746
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	60,279	18,972
Loss on asset disposals, abandonments and write-downs	504	2,932
Provision for expected credit losses	1,504	3,803
Deferred income taxes	9,957	3,245
Stock-based compensation expense	24,072	20,777
Amortization of deferred financing costs and interest rate caps	5,518	5,147
Accretion of debt discount	1,752	510
Change in fair value of earnout liability	11,800	—
Change in fair value of convertible note	3,552	793
Changes in operating assets and liabilities:
Accounts receivable	(4,954)	2,971
Inventories	(1,081)	(16,224)
Prepaid expenses and other current assets	(9,404)	(13,417)
Contract assets	(14,230)	(7,138)
Accounts payable	10,551	(11,295)
Accrued liabilities	21,870	11,153
Deferred revenue	(5,440)	3,621
Accrued interest	(2,052)	1,715
Other non-current assets and liabilities	(2,631)	110
Net cash provided by operating activities	124,490	41,421
Investing activities:
Purchases of property and equipment	(59,377)	(13,504)
Acquisition of intangible assets	(15,784)	(13,551)
Acquisition of Satcom Direct, net of cash acquired	(1,612)	(332,724)
Proceeds from FCC Reimbursement Program for property, equipment and intangibles	29,282	4,395
Proceeds from interest rate caps	10,570	23,181
Purchases of convertible note and equity investment	(3,000)	(5,000)
Net cash provided by (used in) investing activities	(39,921)	(337,203)
Financing activities:
Proceeds from term loan, net of discount	—	245,000
Payment of debt issuance costs	—	(4,020)
Repurchases of common stock	—	(33,185)
Payments on term loan	(2,500)	(6,063)
Payments on finance leases	(41)	(31)
Stock-based compensation activity	1,190	(3,010)
Net cash provided by (used in) financing activities	(1,351)	198,691
Effect of foreign exchange rate changes on cash	168	29
(Decrease) increase in cash, cash equivalents and restricted cash	83,386	(97,062)
Cash, cash equivalents and restricted cash at beginning of period	42,304	139,366
Cash, cash equivalents and restricted cash at end of period	$125,690	$42,304
Cash, cash equivalents and restricted cash at end of period	$125,690	$42,304
Less: current restricted cash	88	70
Less: non-current restricted cash	396	469
Cash and cash equivalents at end of period	$125,206	$41,765
Supplemental cash flow information:
Cash paid for interest	$77,806	$56,150
Cash paid for taxes, net	$3,400	$3,098
Non-cash investing activities:
Fair value of shares issued in acquisition of Satcom Direct	$—	$40,500
Purchases of property and equipment in current liabilities	$16,486	$5,139

Gogo Inc. and Subsidiaries

Supplemental Information – Disaggregated Revenue

(in thousands, unaudited)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2025	2024	2025	2024
Service revenue by type
Satellite broadband	$83,767	$24,911	$316,641	$27,988
ATG broadband	67,362	77,631	288,597	310,860
Narrowband and other	40,731	16,269	169,155	25,422
Total service revenue by type	$191,860	$118,811	$774,393	$364,270
Service revenue by market
Business aviation	$160,642	$113,113	$657,911	$358,572
Military / Government	31,218	5,698	116,482	5,698
Total service revenue by market	$191,860	$118,811	$774,393	$364,270

Equipment revenue
Satellite broadband	$14,276	$1,836	$34,725	$2,001
ATG broadband	18,290	14,063	76,204	66,607
Narrowband and other	6,135	3,089	25,169	11,831
Total equipment revenue	$38,701	$18,988	$136,098	$80,439

Gogo Inc. and Subsidiaries

Supplemental Information – Key Operating Metrics

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2025	2024	2025	2024
ATG aircraft online (at period end)
AVANCE	4,956	4,608	4,956	4,608
Gogo Biz	1,446	2,451	1,446	2,451
Total ATG	6,402	7,059	6,402	7,059
GEO aircraft online	1,321	1,249	1,321	1,249
Gogo Galileo aircraft online	74	—	74	—
Average monthly connectivity service revenue per ATG aircraft online	$3,378	$3,500	$3,421	$3,481
ATG units sold	472	208	1,631	911

•
AVANCE aircraft online. We define AVANCE aircraft online as the total number of business aircraft equipped with our AVANCE L5 or L3 system for which we provide ATG services in the last month of the period presented.
•
Gogo Biz aircraft online. We define Gogo Biz aircraft online as the total number of business aircraft not equipped with our AVANCE L5 or L3 system for which we provide ATG services in the last month of the period presented. This number excludes commercial aircraft operated by Intelsat’s airline customers receiving ATG service.
•
GEO aircraft online. We define GEO aircraft online as the total number of aircraft for which we provide GEO broadband services to business aviation customers as of the last day of each period presented. This number excludes aircraft receiving services through GEO satellite networks that are end-of-life and military/government GEO aircraft online.

•
Gogo Galileo aircraft online. We define Gogo Galileo aircraft online as the total number of aircraft for which we provide Gogo Galileo services in the last month of the period presented. This number excludes military/government Gogo Galileo aircraft online. This metric was not presented prior to the year ended December 31, 2025, as Gogo Galileo was only first deployed in 2025.

•
Average monthly connectivity service revenue per ATG aircraft online ("ARPU"). We define ATG ARPU as the aggregate ATG connectivity service revenue for the period divided by the number of months in the period, divided by the number of ATG aircraft online during the period (expressed as an average of the month end figures for each month in such period). Revenue share earned from the ATG Network Sharing Agreement with Intelsat is excluded from this calculation.

•
ATG units sold. We define units sold as the number of ATG units for which we recognized revenue during the period.

For more information, see "Key Operating Metrics" above.

Gogo Inc. and Subsidiaries

Supplemental Information – Revenue and Cost of Revenue

(in thousands, unaudited)

	For the Three Months Ended December 31,		% Change	For the Years Ended December 31,		% Change
	2025	2024	2025 over 2024	2025	2024	2025 over 2024
Service revenue	$191,860	$118,811	61.5%	$774,393	$364,270	112.6%
Equipment revenue	38,701	18,988	103.8%	136,098	80,439	69.2%
Total revenue	$230,561	$137,799	67.3%	$910,491	$444,709	104.7%

	For the Three Months Ended December 31,		% Change	For the Years Ended December 31,		% Change
	2025	2024	2025 over 2024	2025	2024	2025 over 2024
Cost of service revenue (1)	$95,705	$43,249	121.3%	$372,728	$99,042	276.3%
Cost of equipment revenue (1)	$46,637	$20,178	131.1%	$134,676	$67,561	99.3%

(1)
Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, unaudited)

	For the Three Months Ended December 31,		For the Years Ended December 31,		For the Three Months Ended September 30,
	2025	2024	2025	2024	2025
Adjusted EBITDA:
Net income (loss) attributable to common stock (GAAP)	$(9,996)	$(28,213)	$12,923	$13,746	$(1,930)
Interest expense	17,567	12,238	68,217	38,431	17,681
Interest income	(1,425)	(1,749)	(4,676)	(8,336)	(1,479)
Income tax provision (benefit)	1,405	(8,187)	13,889	4,388	1,367
Depreciation and amortization	15,805	7,229	60,279	18,972	15,214
EBITDA	23,356	(18,682)	150,632	67,201	30,853
Stock-based compensation expense	5,552	6,022	24,072	20,777	6,662
Change in fair value of earnout liability	(7,100)	—	11,800	—	15,000
Acquisition and integration-related costs (1)	1,493	46,822	14,449	53,476	2,856
Amortization of acquisition-related inventory step-up costs	497	249	2,741	249	748
Litigation settlement accrual costs	10,010	—	10,510	—	500
Change in fair value of convertible note	4,010	(446)	3,552	793	(458)
Adjusted EBITDA	$37,818	$33,965	$217,756	$142,496	$56,161

Free Cash Flow:
Net cash provided by (used in) operating activities (GAAP) (2)	$8,503	$(38,319)	$124,490	$41,421	$46,804
Consolidated capital expenditures (2)	(40,429)	(8,161)	(75,161)	(27,055)	(22,626)
Proceeds from FCC Reimbursement Program for property, equipment and intangibles (2)	25,499	3,180	29,282	4,395	3,374
Proceeds from interest rate caps (2)	1,482	3,727	10,570	23,181	3,000
Free cash flow	$(4,945)	$(39,573)	$89,181	$41,942	$30,552

(1)
For the three months ended December 31, 2025, consists of integration-related advisory fees of $0.3 million and severance and other compensation-related costs of $1.2 million. For the year ended December 31, 2025, consists of integration-related advisory fees of $6.3 million and severance and other compensation-related costs of $8.1 million. For the three months ended December 31, 2024, comprised of change-in-control bonus of $29.7 million, severance and other compensation-related costs of $3.8 million, and due diligence and advisory fees of $13.3 million. For the year ended December 31, 2024, comprised of change-in-control bonus of $29.7 million, severance and other compensation-related costs of $3.8 million, and due diligence and advisory fees of $20.0 million. For the three months ended September 30, 2025, consists of $0.7 million of integration-related advisory fees and severance of other compensation-related costs of $2.2 million.

(2)
See Unaudited Condensed Consolidated Statements of Cash Flows.

Gogo Inc. and Subsidiaries

Reconciliation of Estimated Full-Year GAAP Net Cash

Provided by Operating Activities to Non-GAAP Measures

(in millions, unaudited)

	FY 2026 Range
	Low	High
Free Cash Flow:
Net cash provided by operating activities (GAAP)	$108	$128
Consolidated capital expenditures	(65)	(65)
Proceeds from FCC Reimbursement Program for property, equipment and intangibles	45	45
Proceeds from interest rate caps	2	2
Free cash flow	$90	$110

Definition of Non-GAAP Measures

EBITDA represents net income attributable to common stock before interest expense, interest income, income taxes and depreciation and amortization expense.

Adjusted EBITDA represents EBITDA adjusted for (i) stock-based compensation expense, (ii) acquisition and integration-related costs, including amortization of acquisition-related inventory step-up costs and changes in fair value of the earnout liability, (iii) litigation settlement accrual costs, and (iv) change in fair value of convertible note investment. Our management believes that the use of Adjusted EBITDA eliminates items that management believes have less bearing on our operating performance, thereby highlighting trends in our core business which may not otherwise be apparent. It also provides an assessment of controllable expenses, which are indicators management uses to determine whether current spending decisions need to be adjusted in order to meet financial goals and achieve optimal financial performance.

We believe that the exclusion of stock-based compensation expense from Adjusted EBITDA provides a clearer view of the operating performance of our business and is appropriate given that grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time. While we believe that investors should have information about any dilutive effect of outstanding options and the cost of that compensation, we also believe that stockholders should have the ability to consider our performance using a non-GAAP financial measure that excludes these costs and that management uses to evaluate our business.

Acquisition and integration-related costs include direct transaction costs, such as due diligence and advisory fees and certain compensation and integration-related expenses as well as the amortization of acquisition-related inventory step-up costs. We believe it is useful for an understanding of our operating performance to exclude acquisition and integration-related costs from Adjusted EBITDA because they are infrequent, are outside of the ordinary course of our operations and do not reflect our operating performance.

We believe it is useful for an understanding of our operating performance to exclude the changes in fair value of the earnout liability related to the acquisition of Satcom Direct from Adjusted EBITDA because this activity is outside of the ordinary course of our operations and does not reflect our operating performance.

We believe it is useful for an understanding of our operating performance to exclude litigation settlement accrual costs from Adjusted EBITDA because this activity is outside of the ordinary course of our operations and does not reflect our operating performance.

We believe it is useful for an understanding of our operating performance to exclude the change in fair value of convertible note investment from Adjusted EBITDA because this activity is not related to our operating performance.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides investors, securities analysts and other users of our consolidated financial statements with important supplemental information with which to evaluate our performance and to enable them to assess our performance on the same basis as management.

Free Cash Flow represents net cash provided by operating activities, plus the proceeds received from the FCC Reimbursement Program and the interest rate caps, less purchases of property and equipment and the acquisition of intangible assets. We believe that Free Cash Flow provides meaningful information regarding our liquidity. Management believes that Free Cash Flow is useful for investors because it provides them with an important perspective on the cash available for strategic measures, after making necessary capital investments in property and equipment to support the Company’s ongoing business operations and provides them with the same measures that management uses as the basis of making capital allocation decisions.